Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Chanticleer Holdings, Inc. and Subsidiaries on Form S-3 (File Nos. 333-193144 and 333-195055) and on Form S-8 (File No. 333-193742) of our report dated April 14, 2015 with respect to our audits of the consolidated financial statements of Chanticleer Holdings, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended, which report is included in this Annual Report on Form 10-K of Chanticleer Holdings, Inc. and Subsidiaries for the years ended December 31, 2014.

/s/ Marcum llp
Marcum llp
New York, NY
April 14, 2015